                                                                   EXHIBIT 11.1


                        DIAMOND OFFSHORE DRILLING, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                             (THOUSANDS OF DOLLARS)


                                                                 THREE MONTHS ENDED
                                                                   MARCH 31, 1997
                                                      -----------------------------------------
                                                                      WEIGHTED
                                                                      AVERAGE
                                                        INCOME         SHARES       PER SHARE
                                                     (NUMERATOR)   (DENOMINATOR))     AMOUNT
                                                     -----------   --------------  ------------
Net income .......................................   $     56,230         68,384
Issuance of convertible notes 2/4/97 (1) .........           --            3,018
                                                     ------------   ------------   ------------
     Net income per share and common
     equivalent share ............................   $     56,230         71,402   $       0.79
                                                     ============   ============   ============

                                                                 THREE MONTHS ENDED
                                                                   MARCH 31, 1996
                                                      -----------------------------------------
                                                                      WEIGHTED
                                                                      AVERAGE
                                                        INCOME         SHARES       PER SHARE
                                                     (NUMERATOR)   (DENOMINATOR))     AMOUNT
                                                     -----------   --------------  ------------
Net income .......................................   $     18,732         50,000
                                                     ------------   ------------   ------------
     Net income per share and common
     equivalent share ............................   $     18,732         50,000   $       0.37
                                                     ============   ============   ============

(1) On February 4, 1997, the Company issued $400.0 million of 3 3/4 percent convertible subordinated notes due February 15, 2007. The notes are convertible into approximately 4.9 million shares of the Company's common stock at any time prior to February 15, 2007 at a conversion price of $81 per share. The number of shares outstanding for the three months ended March 31, 1997 was increased to include the weighted average number of shares issuable assuming full conversion of the notes on February 4, 1997.